Exhibit 99.1

INFORMATION

FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 1 North Brentwood Blvd. St. Louis, Missouri 63105

For Further Information Call John Hastings 314-863-1100
FURNITURE BRANDS INTERNATIONAL REPORTS
2010 THIRD QUARTER FINANCIAL RESULTS
•	Net sales of $272 million, a decrease of 7% from the third quarter of 2009

•	Net loss of $2.1 million compared to a loss of $23.5 million in third quarter of 2009

•	Gross margin of 24.8% compared to 23.1% in third quarter of 2009
St. Louis, Missouri, November 3, 2010 — Furniture Brands International (NYSE: FBN) announced today its financial results for the third quarter and nine months ended September 30, 2010.
Net sales for the 2010 third quarter were $272.0 million compared to net sales of $293.7 million in the third quarter of 2009. Net sales for the third quarter of 2010 reflect the timing of the company’s annual mid-year manufacturing shutdown, which occurred in the third quarter of 2010 versus the second quarter of 2009. The company estimates that the timing of the weeklong shutdown resulted in an approximately $11 million negative variance in the comparison of third quarter 2010 and 2009 net sales. The year-over-year sales comparison was also negatively affected by the company’s exiting two unprofitable lines of ready-to-assemble business.
Gross margin for the third quarter of 2010 improved to 24.8% compared with 23.1% in the third quarter of 2009. For the 2010 third quarter, Furniture Brands reported a net loss of $2.1 million, or $0.04 per diluted share, compared to a net loss of $23.5 million, or $0.49 per diluted share, in the third quarter of 2009. Results for the quarter include $3.8 million in restructuring charges that are primarily associated with the company’s previously announced closure in early 2011 of a casegoods facility in Appomattox, VA. Financial results for the quarter also reflect a reversal of year-to-date compensation accruals totaling approximately $6.8 million.
For the nine months ended September 30, 2010, the company reported net sales of $883.8 million and net income of $5.7 million, or $0.11 per diluted share, compared to net sales of $938.8 million and a net loss of $43.7 million, or $0.90 per diluted share, for the nine months ended September 30, 2009. Results for all periods include selected items that are detailed in a table attached to this press release.
At September 30, 2010, the company had a net debt* position of $6.8 million compared to net debt of $25.5 million at September 30, 2009. The company’s cash position declined by $32.6 million during the third quarter of 2010 as the company increased inventories of key raw materials and high-demand finished goods by $25 million and invested in its Indonesian plant expansion and SAP integration.
“Earlier this year, Furniture Brands elected to increase stocks of essential raw materials and finished products to protect against any potential disruptions in the Asian supply chain, to meet current consumer demand for recently introduced products as well as support our commitments to dealers at the October High Point Market,” said Chairman and Chief Executive Officer Ralph P. Scozzafava. “The increased inventory is primarily related to our newest and best-selling products so that we’re ready to take advantage of the fourth and first quarters, which have historically been our strongest revenue periods.”
During the 2010 third quarter, the company contributed approximately 4.1 million shares of its common stock to the company’s pension plan (“the plan”). After this contribution, along with earlier cash and stock contributions, the company expects its targeted 2011 pension contribution requirement to be approximately $12 million, subject to certain conditions. As of September 30, 2010, essentially all shares contributed to the plan continue to be held in the plan’s asset base by the independent trustee. As a result of the 2010 pension contributions the company anticipates receiving a net federal tax refund of approximately $7 million in the fourth quarter of 2010. Also during the third quarter, the company received a waiver to its credit agreement that delays until January 1, 2012 the requirement that the company meet a pension funding covenant.
“Furniture Brands’ ability to maintain 2010’s solid improvements versus last year in gross margin profitability speaks to the efficiencies this organization has created through a relentless focus on eliminating waste. Our transition to lean/cellular manufacturing is nearly complete and by using manufacturing best practices, we can better utilize our current asset base while accommodating future growth. Our manufacturing structure today will allow significant operating leverage from increased sales volumes that will come from better products, better quality, better service, and eventually a better macro-environment,” Mr. Scozzafava said.
Third-quarter 2010 retail sales at the 70 company-owned stores and showrooms totaled $36.9 million with a gross margin of 38.7% compared to sales of $32.8 million and gross margin of 38.3% at the 71 stores and showrooms the company owned during the third quarter of 2009. Third-quarter 2010 same-store sales at the 42 Thomasville stores that the company has owned for more than 15 months showed an increase of 22% from the third quarter of 2009.
“In a very challenging consumer spending environment, Thomasville continues to deliver improved top-line performance. This brand’s mixture of exciting new products, increased marketing support, and a great in-store experience is a winning combination. Our Thomasville company-owned store base is steadily moving toward a break-even point, aided by the strength of the Thomasville brand and an aggressive corporate program to improve store locations and lease terms,” Mr. Scozzafava said.
“Furniture Brands continues to eliminate unnecessary administrative costs while investing in our brands and supporting our dealers,” Mr. Scozzafava said. “Through a combination of shared services realignment, smarter purchasing of key services, and elimination of non-critical costs, we have lowered adjusted SG&A* on a year-to-date basis by nearly 8%. Going forward, we’ll make bigger investments in direct-to-consumer advertising and other brand-building activities to support our dealers and drive top-line sales. Even with greater investments in our business, we will have achieved a significant improvement from the 2005-2008 period, which had a smaller base of company-owned retail stores.”

Mr. Scozzafava concluded, “A consistent theme for the management of this company is to ‘Control our controllables.’ We know we cannot control the general economic environment, so we focus our efforts on those factors that we can affect — driving top-line sales is our top priority, introducing exciting new products, increasing the value proposition of our brands, helping our dealers build traffic through aggressive promotions and increased advertising, improving manufacturing quality, safety, and efficiency, and creating a great work environment for our people. By focusing on our controllables, we are creating a company that is becoming much more effective and efficient and have a business that is highly leveragable to an increase in sales. With the next two quarters representing our historically strongest sales periods, we look forward to delivering continued improvement in our performance.”
Upcoming Investor Event
A conference call will be held to discuss third quarter results at 7:30 a.m. (Central Time) on November 4, 2010. The call can be accessed in Upcoming Investor Events on the company’s website at furniturebrands.com under “Investor Info’’. Access to the call and the release will be archived for one year.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is one of the world’s leading designers, manufacturers, sourcers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
* Non-U.S. GAAP Financial Measures
We provide certain non-U.S. GAAP financial measures to supplement our U.S. GAAP disclosures. The company believes that these measures are helpful to investors in assessing the ongoing performance of its underlying businesses before the impact of selected items. We do not, and do not suggest investors should, consider such non-U.S. GAAP financial measures in isolation from, or as a substitute for, U.S. GAAP financial information. These non-U.S. GAAP financial measures may not be consistent with presentations made by other companies. A reconciliation of each non-U.S. GAAP measure to the most closely applicable U.S. GAAP financial measure appears at the end of this press release.
Adjusted gross margin and adjusted SG&A exclude certain costs that have been reduced or that we believe may be significantly reduced or eliminated in the future due to specific actions taken by management. Management uses these measures to manage and evaluate our business operations and financial performance, because these costs are not characteristic of typical industry conditions and management expects that these costs may not have the same financial impact on our future financial results. Discussions in this press release focused primarily on reported gross margin and reported SG&A because the costs in these items for the third quarter and nine months ended September 30 were typical costs associated with our industry. The company intends to continue to provide these non-U.S. GAAP measures and will refer to them in future press releases when their use will assist the reader in better understanding our business operations and financial performance.
Management measures net debt and net cash and changes in net debt and net cash to assess the degree of debt held by the Company and to monitor our ability to manage our debt position.

We present net debt and net cash as total long-term debt, less cash and cash equivalents. While we believe this non-U.S. GAAP information is useful, our calculation of net debt excludes other assets and liabilities which we consider, and suggest investors consider, in assessing our financial condition and liquidity position.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned,” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net sales	$271,987	$293,662	$883,841	$938,796
Cost of sales	204,592	225,920	657,606	729,085

Gross profit	67,395	67,742	226,235	209,711
Selling, general & administrative expenses	70,721	89,172	225,751	248,401

Earnings (loss) from operations	(3,326)	(21,430)	484	(38,690)
Interest expense	789	1,036	2,367	4,336
Other income (expense), net	(395)	(190)	346	1,497

Loss before income tax expense (benefit)	(4,510)	(22,656)	(1,537)	(41,529)
Income tax expense (benefit)	(2,416)	880	(7,188)	2,176

Net earnings (loss)	$(2,094)	$(23,536)	$5,651	$(43,705)

Net earnings (loss) per common share:
Basic	$(0.04)	$(0.49)	$0.11	$(0.90)
Diluted	$(0.04)	$(0.49)	$0.11	$(0.90)

Weighted average common shares outstanding:
Basic	51,927	48,288	49,871	48,296
Diluted	51,927	48,288	49,887	48,296

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$70,189	$83,872
Receivables, less allowances of $14,761 ($26,225 at December 31, 2009)	118,306	125,513
Income tax refunds receivable	6,983	58,976
Inventories	276,471	226,078
Prepaid expenses and other current assets	11,940	9,274

Total current assets	483,889	503,713

Property, plant and equipment, net	126,049	134,352
Trade names	87,608	87,608
Other assets	37,366	32,432

	$734,912	$758,105

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$—	$17,000
Accounts payable	98,667	83,813
Accrued expenses	57,765	75,948

Total current liabilities	156,432	176,761

Long-term debt	77,000	78,000
Deferred income taxes	23,008	25,737
Pension liability	91,382	135,557
Other long-term liabilities	72,297	79,259

Shareholders’ equity	314,793	262,791

	$734,912	$758,105

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,	September 30,
	2010	2009
Cash flows from operating activities:
Net earnings (loss)	$5,651	$(43,705)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	17,540	18,311
Compensation expense related to stock option grants and restricted stock awards	1,816	(971)
Provision (benefit) for deferred income taxes	(3,018)	892
Other, net	(591)	(317)
Changes in operating assets and liabilities:
Accounts receivable	7,206	45,727
Income tax refunds receivable	51,993	35,808
Inventories	(50,392)	70,100
Prepaid expenses and other assets	(2,006)	(228)
Accounts payable and other accrued expenses	(3,040)	(55,940)
Other long-term liabilities	(6,922)	(7,852)

Net cash provided by operating activities	18,237	61,825

Cash flows from investing activities:
Proceeds from the disposal of assets	2,338	3,941
Additions to property, plant, equipment and software	(16,190)	(7,846)

Net cash used in investing activities	(13,852)	(3,905)

Cash flows from financing activities:
Payments of long-term debt	(18,000)	(88,000)
Other	(68)	(10)

Net cash used in financing activities	(18,068)	(88,010)

Net decrease in cash and cash equivalents	(13,683)	(30,090)
Cash and cash equivalents at beginning of period	83,872	106,580

Cash and cash equivalents at end of period	$70,189	$76,490

Supplemental disclosure:
Cash refunds for income taxes, net	$(56,561)	$(35,088)

Cash payments for interest expense	$2,177	$4,500

FURNITURE BRANDS INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP ITEMS
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net sales	$271,987	$293,662	$883,841	$938,796

Cost of sales (GAAP basis)	204,592	225,920	657,606	729,085
Less selected items* included in cost of sales:
Property dispositions and other restructuring charges	2,281	1,326	2,314	3,532
Factory downtime costs	2,697	1,449	6,161	7,162

	4,978	2,775	8,475	10,694

Adjusted cost of sales (non-GAAP)	199,614	223,145	649,131	718,391

Adjusted gross profit (non-GAAP)	72,373	70,517	234,710	220,405

Adjusted gross margin (non-GAAP)	26.6%	24.0%	26.6%	23.5%

Selling, general & administrative expenses (GAAP basis)	70,721	89,172	225,751	248,401
Less selected items* included in selling, general and administrative expenses:
Property dispositions and other restructuring charges	1,552	1,006	4,189	955
Closed store expense	1,610	3,278	3,530	5,283
International trade compliance matters	(1,130)	—	(5,235)	—

	2,032	4,284	2,484	6,238

Adjusted selling, general and administrative expenses (non-GAAP)	68,689	84,888	223,267	242,163

Adjusted earnings (loss) from operations (non-GAAP)	$3,684	$(14,371)	$11,443	$(21,758)

Valuation allowance increase/(decrease) — included in income tax expense (benefit)	$(256)	$8,178	$(6,386)	$15,385

	September 30,	September 30,
	2010	2009
Cash and cash equivalents	$70,189	$76,490
Debt	77,000	102,000

Net debt (non-GAAP)	$(6,811)	$(25,510)

*	Because of the ongoing nature of compensation expense, adjustments for compensation accruals are not included as a selected item.

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended		Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net sales	$26,965	$21,200	$9,937	$11,587
Cost of sales	16,430	12,556	6,174	7,682

Gross profit	10,535	8,644	3,763	3,905
Selling, general & administrative expenses — open stores	15,284	14,228	5,278	6,282

Loss from operations — open stores (c)	(4,749)	(5,584)	(1,515)	(2,377)

Selling, general & administrative expenses — closed stores	—	—	1,610	3,278

Loss from operations — retail operations (c)	$(4,749)	$(5,584)	$(3,125)	$(5,655)

Number of open stores and showrooms at end of period	51	48	19	23
Number of closed locations at end of period	—	—	26	29
Same-store-sales (d):
Percentage increase (decrease)	22%	(18)%	(e )	(e )
Number of stores	42	23

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”). SG&A — closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

c)	Loss from operations does not include our wholesale profit on the above retail net sales.

d)	The same-store-sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months.

e)	Same-store-sales data is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands including eight Drexel Heritage stores, two Lane stores, one Henredon store, one Broyhill store, and seven Designer Showrooms at September 30, 2010; and it is not one of our long-term strategic initiatives to grow company-owned retail locations for these non-Thomasville brands.